Registration No. 33-47672
                                                                Rule 424(b)(3)

            SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED MARCH 19, 1993

                 Merrill Lynch Mortgage Investors, Inc., Seller
                     PrimeFirst(R) Adjustable Rate Mortgage
                 Senior/Subordinate Pass-Through Certificates,
               Series 1993C, Class A-1, A-2, A-3 and A-4 (Senior)

                        MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer
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     On March 25, 1993, the PrimeFirst(R) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1993C, Class A-1, A-2, A-3 and A-4 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $264,585,000. The Class A Certificates represented beneficial interests of approximately 97.25% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dat ed as of March 1, 1993 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its PrimeFirst(R) Mortgage Program--Delinquency and Loan Loss Experience" on pages S-26 and S-27 of the Prospectus Supplement are hereby updated, in their entirety, as follows:



                                                               PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                                                                          (Dollars in Thousands)

                                           December 31, 1998            December 31, 1997            December 31, 1996
                                      -------------------------    -------------------------    -------------------------
                                        Number of                    Number of                    Number of
                                       PrimeFirst     Principal     PrimeFirst     Principal     PrimeFirst     Principal
                                          Loans        Amount         Loans         Amount         Loans         Amount
                                      -----------     ---------    -----------     ---------    -----------     ---------
PrimeFirst Loans
  Outstanding...................         11,263     $4,408,862        14,159     $5,302,950        11,054     $4,331,131
Delinquency Period
  30-59 Days....................            184       $ 77,751           183     $   66,254           180     $   84,297
  60-89 Days....................             26          9,815            26         18,544            19          6,583
  90 Days or More*..............             34         23,664            24         18,072            29         27,590
                                         ------      ---------        ------     ----------         -----     ----------
     Total Delinquency..........            244        111,230           233     $  102,870           228     $  118,470
                                         ======      =========        ======     ==========         =====     = ========
Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          2.17%          2.52%         1.65%          1.94%         2.06%          2.74%

Foreclosures....................             47       $ 43,681            39       $ 47,396            29       $ 39,100

Foreclosures as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          0.42%          0.99%         0.28%          0.89%         0.26%          0.90%


---------------
*  Does not include loans subject to bankruptcy proceedings.






                                                                         PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                                                                               (Dollars in Thousands)

                                                               Year Ended            Year Ended           Year Ended
                                                           December 31, 1998     December 31, 1997     December 31, 1996
                                                           -----------------     -----------------     -----------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................              $4,855,906            $4,817,041           $3,933,946
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                  12,711                12,607                9,663

Gross Charge-offs.................................              $    4,030            $    5,363           $    6,157
Recoveries........................................              $        2            $       99           $        0
                                                                ----------            ----------           ----------
Net Charge-offs...................................              $    4,028            $    5,264           $    6,157
                                                                ==========            ==========           ==========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                   0.08%                 0.11%                0.16%


     Additionally, the information contained in the table entitled "Cut-Off
Date Mortgage Loan Principal Balances" and "Range of Margins" under the heading
"The Mortgage Pool" on pages S-20 and S-23, respectively, of the Prospectus
Supplement is hereby updated to indicate, as of December 31, 1998, the Mortgage
Loan Balances and margins of the Mortgage Loans:





                           Mortgage Laon Principal Balances as of December 31, 1998

                                                                                            % of Mortgage
                                      Number of Mortgage                                  Pool by Principal
Range of Principal Balances                 Loans                  Principal Balance           Balance
-----------------------------------------------------------------------------------------------------------
$0-49,999.99                                 4                      $ 124,610.81               0.22%
$55,000-59,999.99                            1                         58,387.86               0.10%
$60,000-74,999.99                            2                        136,567.32               0.24%
$75,000-99,999.99                            7                        673,991.62               1.19%
$100,000-149,999.99                         25                      2,952,122.93               5.20%
$150,000-199,999.99                         18                      3,178,841.69               5.59%
$200,000-249,999.99                         23                      5,191,316.94               9.13%
$250,000-299,999.99                         17                      4,645,638.06               8.18%
$300,000-349,999.99                         12                      3,806,413.78               6.70%
$350,000-399,999.99                          6                      2,252,691.57               3.96%
$400,000-449,999.99                          4                      1,726,094.15               3.04%
$450,000-499,999.99                          3                      1,414,536.85               2.49%
$500,000-549,999.99                          5                      2,578,766.21               4.54%
$550,000-599,999.99                          2                      1,165,000.00               2.05%
$600,000-649,999.99                          4                      2,450,472.51               4.31%
$650,000-699,999.99                          4                      2,721,210.05               4.79%
$700,000-749,999.99                          1                        725,000.00               1.28%
$750,000-799,999.99                          4                      3,124,850.80               5.50%
$800,000-849,999.99                          3                      2,479,531.46               4.36%
$850,000-899,999.99                          1                        894,147.73               1.57%
$950,000-999,999.99                          2                      1,973,771.43               3.47%
$1,000,000-1,099,999.99                      4                      4,116,999.81               7.25%
$1,200,000-1,299,999.99                      1                      1,299,929.56               2.29%
$1,500,000-1,599,999.99                      2                      3,013,201.57               5.30%
$1,600,000-1,699,999.99                      1                      1,620,000.00               2.85%
$2,500,000-2,599,999.99                      1                      2,500,000.00               4.41%
                                  -------------------------------------------------------------------
             TOTALS                         157                  $ 56,824,094.71             100.00%
                                  -------------------------------------------------------------------




                                     Range of Margins as of December 31, 1998
                                                                                      % of Mortgage
                                   Number of Mortgage                                 Pool by Principal
           Margin (1)                   Loans                  Principal Balance           Balance
        -----------------------------------------------------------------------------------------------
                            -0.25           14                   $ 15,507,671.06              27.29%
                           -0.125           19                     13,225,212.55              23.27%
                                0           46                     15,033,367.07              26.46%
                             0.25           35                      7,778,134.64              13.69%
                              0.5           42                      5,042,224.79               8.87%
                             0.75            1                        237,484.60               0.42%
                                  -------------------------------------------------------------------
             TOTALS                         157                  $ 56,824,094.71             100.00%
                                  -------------------------------------------------------------------



(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate; provided that the Mortgage Rate will not exceed 15.00% per annum.

                              --------------------

                    The date of this Supplement is March 31, 1999.